Exhibit 4.30.1.2

PROMISSORY NOTE EXTENSION AGREEMENT

This Promissory Note Third Extension Agreement, hereinafter referred to as “Third Extension Agreement”, entered into this Fourteenth day of December, 2012, by and among GLOBALWISE INVESTMENTS, INC. hereinafter called “Maker” and Roy Haddix, hereinafter called “Lender”.

WHEREAS, Maker and Lender have entered into a Promissory Note and subscription Agreement dated July 16, 2012 for the amount of NINETY FIVE THOUSAND 00/100 DOLLARS ($95,000), hereinafter referred to as “Note”. Said Note was originally due forty five days from its issuance. An extension on said Note was executed on August 29, 2012 for an additional forty five days to November 16, 2012. On November 16, 2012, a Second Extension Agreement was executed for an additional 30 days to December 16, 2012.

WHEREAS, Maker and Lender desire to enter into this Third Extension Agreement in order to extend the due date of the Note an additional thirty days to January 15, 2013.

NOW, THEREFORE, it is dually agreed by both Maker and Lender to extend the due date of the Note to January 15, 2013.

All other provisions of the original Promissory Note and Subscription shall prevail unless otherwise written.

IN WITNESS WHEREOF, the undersigned Maker and Lender has duly executed this Second Extension Agreement extending the due date of the Note as of the day and year above first written.

GLOBALWISE INVESTMENTS INC.

By: /s/William J. Santiago

Roy Haddix

BY: /s/Roy Haddix